MARK L. CLELAND
                           CERTIFIED PUBLIC ACCOUNTANT
                         17430 CAMPBELL ROAD, SUITE 114
                               DALLAS, TEXAS 75252
                          972-735-8840 FAX 972-735-0035





                          INDEPENDENT AUDITOR'S REPORT


To the Board of Directors and Stockholders of DynaResource, Inc.
Irving, Texas

I have audited the accompanying balance sheet of DynaResource, Inc. as of December 31, 1999 and 1998 and the related statements of operations and accumulated deficit, and cash flows for each of the two years ended December 31, 1999. These financial statements are the responsibility of the Company's management. My responsibility is to express an opinion on these financial statements based on my audits.

I conducted my audits in accordance with generally accepted auditing standards. Those standards require that I plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. I believe that my audit provides a reasonable basis for my opinion.

In my opinion, based on my audits, the financial statements referred to above present fairly, in all material respects, the financial position of DynaResource, Inc. as of December 31, 1999, and 1998, and the results of their operations and their cash flows for each of the two years in the period ended December 31, 1999 in conformity with generally accepted accounting principles.


/S/  Mark L. Cleland
--------------------
     Mark L. Cleland



Dallas, Texas
February 17, 2000


* Except for Note G, which is dated as of May 2, 2000




                               DYNARESOURCE, INC.

                                 BALANCE SHEETS
                           December 31, 1999 and 1998

                                     ASSETS

CURRENT ASSETS:                                        1999               1998
                                                   ----------         ----------

  Cash                                             $  416,140         $  149,663
  Accounts receivable - related party                 109,946             98,446
  Marketable securities - related party                    50              1,500
  Other current assets                                  -                  5,000
                                                   ----------         ----------
    Total Current Assets                              526,136            254,609

PROPERTY:

  Equipment (net)                                      27,590             34,636
  Mining Properties (net)                             175,798            175,798
                                                   ----------         ----------
    Total Property                                    203,388            210,434

OTHER  ASSETS:
  Investment                                          944,007            847,737
  Deposits                                              2,900              2,900
                                                   ----------         ----------
    Total Other Assets                                946,907            850,637

                                                   ----------         ----------
TOTAL ASSETS                                       $1,676,431         $1,315,680


                      LIABILITIES AND STOCKHOLDERS' EQUITY


LIABILITIES:

STOCKHOLDERS' EQUITY:
  Common stock, $0.01 par value; 12,500,00
  shares authorized; 3,739,907 and 3,183,907
  shares issued and outstanding at December 31,
  1999 and 1998 respectively                       $   37,399         $   31,839
  Additional paid-in capital                        3,380,535          2,793,261
  Accumulated deficit                              (1,704,761)        (1,428,915)
  Treasury stock - at cost                            (36,742)           (80,505)
                                                   ----------         ----------
    Total Stockholders' Equity                      1,676,431          1,315,680
                                                   ----------         ----------

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY         $1,676,431         $1,315,680
                                                   ==========         ==========



See accompanying notes.

                               DYNARESOURCE, INC.

                            STATEMENTS OF OPERATIONS
                 For The Years Ended December 31, 1999 and 1998


                                               1999               1998
                                          ----------         ----------
REVENUE:

  Income                                  $     -              $ 50,000
  Interest income                             10,895             16,972
  Dividend income                                449               -
                                          ----------         ----------
    Total Revenue                             11,344             66,972




OPERATING EXPENSE:
 Consulting                                  191,778            126,029
 Depreciation                                  7,046              7,046
 General and Administrative                   94,624             81,331
                                          ----------         ----------
   Total Operating Expense                   293,448            214,406
                                          ----------         ----------

OTHER  (INCOME) EXPENSE
  Settlement Income                             -              (733,277)
  Gain on sale of securities                  (7,708)              -
  Write down marketable securities             1,450              6,576
                                          ----------         ----------
   Total Other Expense                        (6,258)          (726,701)
                                          ----------         ----------

NET INCOME (LOSS):                         $(275,846)          $579,267
                                          ==========         ==========


Weighted average shares outstanding        3,482,657          3,158,039
                                          ==========         ==========

INCOME (LOSS) PER SHARE                       ($0.08)             $0.18
                                          ==========         ==========


See accompanying notes.



                               DYNARESOURCE, INC.

           STATEMENTS OF STOCKHOLDERS' EQUITY AND ACCUMULATED DEFICIT
                           December 31, 1999 and 1998


                                                     Common           Treasury             Paid in       Accumulated
                                            Shares      Amount    Shares     Amount        Capital         Deficit
                                           ---------   -------    ------    --------       ----------    -------------

Balance, December 31, 1997                 3,149,193   $31,492    48,186    $102,505       $2,653,929     ($1,508,182)
                                           ---------   -------    ------    --------       ----------    -------------
Shares issued for services                    34,714       347                                  8,332

Unissued shares                                                                                131,000

Transfer treasury shares                                          (7,400)    (37,000)

Acquire treasury shares                                           10,000      15,000

Nonmonetary dividend                                                                                         (500,000)

Net income                                                                                                    579,267
                                          ---------   -------    ------     --------        ----------    -------------
Balance, December 31, 1998                 3,183,907   31,839    50,786       80,505         2,793,261     (1,428,915)
                                          ---------   -------    ------     --------        ----------    -------------

Issuance of previously

  unissued shares                            131,000    1,310                                  (1,310)

Shares issued                                352,000    3,520                                 607,925

Transfer treasury shares for services                           (27,611)     (43,763)         (36,861)

Issue shares for services                     73,000      730                                  17,520

Net income                                                                                                   (275,846)
                                          ---------   -------    ------     --------       ----------    -------------
Balance, December 31, 1999                 3,739,907  $37,399    23,175     $ 36,742       $3,380,535     $(1,704,761)




See accompanying notes.



                               DYNARESOURCE, INC.
                            STATEMENTS OF CASH FLOWS
                 For The Years Ended December 31, 1999 and 1998


                                                                1999        1998
                                                             ---------   ---------

CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income (loss)                                          $(275,846)   $579,267
  Adjustments to reconcile net income (loss) to
   net cash used by operating activities:
     Depreciation                                                7,046       7,046
     Write-down of marketable securities - related party         1,450       6,576
     Settlement income                                             -      (733,277)
     Issuance of common stock for services                      25,153       8,679
     Adjust for prior year treasury stock issuance               9,444         -
  Changes in working capital:
   (Increase) decrease in

     Accounts receivable - related party                       (11,500)    (68,860)
     Other current assets                                        5,000       7,000
   Increase (decrease) in

     Interest payable                                              -           -
                                                             ---------   ---------
NET CASH USED BY

  OPERATING ACTIVITIES:                                       (239,253)   (193,569)
                                                             ---------   ---------

CASH FLOWS FROM INVESTING ACTIVITIES:
  Investment in mining company                                 (96,270)  (114,460)
  Investment in marketable securities - related party              -           -
  Deposit                                                          -           -
                                                             ---------   ---------
NET CASH USED BY

  INVESTING ACTIVITIES:                                        (96,270)   (114,460)
                                                             ---------   ---------

CASH FLOWS FROM FINANCING ACTIVITIES:
  Proceeds from stock issued                                   602,000         -
  Unissued stock                                                   -       131,000
  Treasury stock purchased                                         -       (15,000)
  Treasury stock issued                                            -        37,000
  Exercise of options and warrants                                 -           -
                                                             ---------   ---------
NET CASH PROVIDED
  BY FINANCING ACTIVITIES:                                     602,000     153,000
                                                             ---------   ---------

NET INCREASE IN CASH:                                          266,477    (155,029)

CASH AT BEGINNING OF YEAR:                                     149,663     304,692
                                                             ---------   ---------

CASH AT END OF YEAR:                                         $ 416,140    $149,663
                                                             =========   =========





See accompanying notes.

                               DYNARESOURCE, INC.

                            STATEMENT OF CASH FLOWS
                 For the Years Ended December 31, 1999 and 1998



                           SUPPLEMENTAL DISCLOSURE OF

                       CASH FLOW AND NON-CASH ACTIVITIES




 1999
-----

The Company issued 73,000 shares of its common stock to related parties for consulting fees in the amount of $18,250.

The Company transferred 27,611 shares from its treasury to a related party for services valued at $6,903.

 1998
-----

The Company distributed as a dividend its 24.9% net profits interest in the San Jose de Gracia mining property in Sinaloa, Mexico. This transaction was recorded at book value in the amount of $500,000.

The Company acquired 25% of the outstanding common stock of Minera Finesterre S.A. de CV., the owner of 100% interest (subject to the 24.9% net profits interest) of the San Jose de Gracia mining property. $733,277 of this acquisition is recorded as settlement income of which $641,617 is noncash.

The Company issued 34,714 shares of its common stock to related parties for consulting fees in the amount of $8,679.









See accompanying notes.

                                DYNARESOURE, INC.

                          NOTES TO FINANCIAL STATEMENTS
                                December 31, 1999




Note A - Nature of Business and Summary of Significant Accounting Policies:

History:
The Company was organized September 28, 1937, as a California corporation under the name West Coast Mines, Inc. The Company was organized for the purpose of seeking, investigating, and, if such investigation warrants, acquiring assets, properties, and businesses and to engage in any substantial business opportunities.

The Company merged with Resolute Mining Corp., a Nevada corporation, on February 28, 1995. This business combination was accounted for as a purchase.

In 1994 the Company filed an amendment to its articles of incorporation to increase the authorized number of common stock from 750,000 shares to 50,000,000 shares and changed the par value of its common stock from $1.00 to $0.01 per share.

On November 1, 1998, the Company merged with DynaResource, Inc, a newly formed corporation, domiciled in the state of Delaware. This merger resulted in changing the Company's name to DynaResource, Inc., changing the state of incorporation from California to Delaware and reducing the Company's authorized common stock from 50,000,000 shares authorized to 12,500,000 shares authorized. This business combination was accounted for as a purchase.

Basis of Accounting:
It is the Company's policy to prepare its financial statements on the accrual basis of accounting in accordance with generally accepted accounting principles. Revenue is recorded as income in the period in which it is earned and expenses are recognized in the period in which the related liability is incurred.

Cash and Cash Equivalents:
For purposes of the statement of cash flows, the Company considers all highly liquid debt instruments with a maturity of three months or less to be cash equivalents. The Company places its cash investments in high quality financial institutions. At times, cash balances may be in excess of the FDIC insurance limit.

Property:
Property is carried at cost. Upon retirement or disposal, the asset cost and related accumulated depletion are removed from the accounts and any resulting gain or loss is included in the determination of net income.

Expenditures for geological and engineering studies, maintenance and claim renewals are charged to expense when incurred. Additions and significant improvements are capitalized and depleted.

                               DYNARESOURCE, INC.

                          NOTES TO FINANCIAL STATEMENTS
                                December 31, 1999


Note A - Nature of Business and Summary of Significant Accounting Policies (continued):

Long-Lived Assets

The preparation of financial statements in conformity with generally accepted accounting principals requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenues and expenses. Actual results could differ from these estimates

Generally accepted accounting principals require recognition of impairment of long-lived assets in the event of net book value of such assets exceed the future undiscounted cash flows attributable to such assets. Consequently, the Company assesses its assets annually for impairment and writes down any amounts necessary as a result of the assessment.

Earnings (Loss) per Common Share:
Earnings (loss) applicable to common stock is based on the weighted average number of shares of common stock and common stock equivalents outstanding during the year. The inclusion of common stock equivalents in the loss per share computation has not been included because they would be anti-dilutive under the treasury stock method.

Note B - Accounts receivable - related party:

Included in accounts receivable - related party are amounts paid by the Company for the benefit of that same party and also for funds advanced. This related party owns a percentage of Minera Finesterre S.A. de CV, a private Mexican corporation and owner of 100% interest of the San Jose de Gracia mining property located in Sinoloa, Mexico, as described in Note G to these financial statements. The Company has negotiated interest receivable at various rates for different periods of time. The balance of the amount advanced and spent on the related party's behalf and the related interest amounted to $108,446 and $98,446 at the end of 1999 and 1998 respectively. Also included in this account is an amount receivable from another related party in the amount of $1,500.

Note C - Marketable securities:

The Company purchased shares of a related party during 1997. These shares are considered trading securities. In accordance with the Company's policy of impairment of long-lived assets these securities were written down in amounts of $1,450 and $6,576 in 1999 and 1998 respectively.

                               DYNARESOURCE, INC.

                          NOTES TO FINANCIAL STATEMENTS
                                December 31, 1999




Note D - Other current assets:

Prepaid expenses:
The Company recorded prepaid legal expenses in the amounts of $5,000 for 1998.

Note E - Furniture and Equipment:

Furniture and equipment is stated at cost and consists of the following:

                                           1999         1998
                                        -------      -------
         Office furniture               $22,376      $22,376
         Lab equipment                   14,306       14,306
         Computer and peripherals         6,289        6,289
         Office equipment                 3,448        3,448
                                        -------      -------
                                         46,419       46,419

         Less accumulated depreciation  (18,829)     (11,783)
                                        -------      -------
                                        $27,590      $34,636
                                        =======      =======

Depreciation has been provided for using the straight-line method over estimated useful lives of three to seven years.

Note F - Mining Properties:
                                           1999         1998
                                       --------     --------
         Pansey Lee mine (560 acres)   $631,737     $631,737
           Impairment allowance        (501,915)    (501,915)
                                       --------     --------
         Subtotal                       129,822      129,822
         Wikiup Claim (640 acres)        45,976       45,976
                                       --------     --------
           Total                       $175,798     $175,798
                                       ========     ========

                               DYNARESOURCE, INC.

                          NOTES TO FINANCIAL STATEMENTS
                                December 31, 1999




Note F - Mining Properties (continued):

Mining interest/note receivable:

The Company owned a 24.9% net profits interest in the San Jose de Gracia mining property in Sinaloa, Mexico. The property includes all mining concessions now held or subsequently obtained within a 10-mile radius from the core of the property.

As stated within the mine operating agreement on the San Jose de Gracia property:

         The Company has no obligation to make additional advances to any party in connection with this mining interest.

         "Available cash" is defined as: "cash flows", less operating expenses, adjusted for increases or decreases in cash reserves.

         "Cash flows" is defined as : any consideration, including gross cash receipts from operation of the mine.

         "Operation of the mine" is defined as all income generating activity, which is derived from, or in any way related to, the San Jose property; including without limitation, the sale of minerals extracted from the property, the sale or licensing of any rights to derive minerals or income from the property; the sale of any rights in the concessions: and the sale, transfer, or assignment of any rights whatsoever to develop, operate, or produce the San Jose property.

         "Operating expenses" is defined as: the costs, charges, expenses and disbursements incurred in connection with development, maintenance, operation, management and production of the mine. Expressly excluded from such costs are exploration costs and property acquisition & maintenance costs.

         "Cash reserves" is defined as amounts of cash, derived from production of the mine, held in trust for contingent or unforeseen liabilities or obligations arising out of operation of the mine.

This net profits interest was distributed as a dividend to the then existing shareholders in 1998.

                               DYNARESOURCE, INC.

                          NOTES TO FINANCIAL STATEMENTS
                                December 31, 1999



Note G - Investment:


In 1998 the Company acquired 25% of the outstanding common stock of Minera Finesterre S.A. de CV, ("Minera") a private Mexican corporation and the owner of 100% interest of the San Jose de Gracia mining property, by way of a litigation settlement. Pursuant to this settlement the Company forgave future consideration including a $500,000 note and related interest, plus accelerated payback provisions on cash flows, and elected to retain the 24.9% net profits interest. Subsequent to this settlement the Company distributed as a dividend the 24.9% net profits interest. In 1999 the Company acquired an additional 1.7% in Minera for $96,270 bringing the total ownership interest to 26.7%.

The Company is a minority owner of Minera and does not have significant influence over this investee. The Company records this investment at cost instead of the equity method of accounting. This investment is characterized as available for sale.



Note H - Related party transactions:

The Company paid $191,778 and $126,029 in stock and cash to related parties for consulting and other fees during 1999 and 1998 respectively.

Note I - Stockholders' Equity:

On November 1, 1998 the Company authorized a dividend of the mining interest/note receivable referred to in Note F. This dividend was paid to DynaResource Properties, Inc., a private Delaware corporation. At the Record Date, the shareholders of DynaResource Properties, Inc. were identical to DynaResource, Inc. This nonmonetary transaction is charged against retained earnings at book value.

During 1998 the Company received $131,000 for 131,000 shares of its common stock. These shares were issued during 1999 and did not participate in the nonmonetary dividend. During 1999 the Company received $602,000 for 352,000 shares of its common stock. In conjunction with the Company's receipt of the $733,000 received in 1998 and 1999 the Company issued 733,000 common stock options exercisable at a price of $2.50 per share. These common stock options expire August 15, 2001.

Treasury Stock:
The Company may from time to time purchase and resell its own common stock in order to raise additional capital. These transactions are recorded as treasury stock and any resulting gain or loss is recorded as additional paid in capital.

                               DYNARESOURCE, INC.

                          NOTES TO FINANCIAL STATEMENTS
                                December 31, 1999




Note I - Stockholders' Equity (continued):

Treasury Stock (continued):
During 1998 the company sold 7,400 shares from treasury and acquired 10,000 shares.

There were 23,175 and 50,786 common shares held in treasury at the end of 1999 and 1998 respectively.

There are 733,000 options outstanding at December 31, 1999. Each option is exercisable for one share common stock at a price of $2.50 per share and expires August 15, 2001.

There are 40,000 "A" warrants outstanding at December 31, 1999. Each of these warrants entitles the holder to purchase one share of the Company's common stock at a price of $8.00 per share within 90 days of the stock reaching a market price of $12.00 per share.

There are 40,000 "B" warrants outstanding at December 31, 1999. Each of these warrants entitles the holder to purchase one share of the Company's common stock at a price of $12.00 per share within 90 days of the stock reaching a market price of $16.00 per share.

Note J - Revenue:

In 1998 the Company received $50,000 from a five-year lease/sale agreement on its Humboldt County, Nevada (Pansey Lee) 560 acre mining property. The lessor did not pay the second year's lease payment and the lease was subsequently terminated.

Settlement income:
In 1998 the company recorded $733,277 as income in the settlement for 25% of the stock of Minera Finesterre S.A. de CV referred to in Note G of these financial statements.

Note K - Income Taxes:

The Company has net operating loss carryforwards of approximately $900,000 at December 31, 1999 thatis available to offset its future income tax liability.

No deferred tax asset has been recognized for the operating loss carryforward as it is more likely than not that all or a portion of the net operating loss will not be realized and any valuation allowance would reduce the benefit to zero.